Exhibit 99.1

SONUS NETWORKS ANNOUNCES CEO SUCCESSION PLAN

Richard Nottenburg to Remain with Sonus through March 2011

Westford, MA, May 20, 2010 – Sonus Networks, Inc. (Nasdaq: SONS), a market leader in next generation IP-based network solutions, today announced that Richard Nottenburg plans to step down as President and Chief Executive Officer and a director of the Company by the end of March 2011.

Sonus’ Board will commence a search process to identify a new CEO.  To ensure a smooth transition, Nottenburg will continue to serve as President, CEO and a director through March 31, 2011, and will assist the Board in its search process.

“When I arrived at Sonus in June 2008, I set forth a clear plan to re-establish the Company's growth, profitability and market leadership,” said Nottenburg.  “Since then, we have developed and articulated a clear market and product strategy, re-focused on innovation and new product development, right-sized and realigned the business, established strong financial footing and strengthened our management team with key appointments.  I am proud of the significant progress Sonus has made, as demonstrated by our solid financial results and the recent launch of the NBS-5200, our first product on our next generation ConnexIP™ platform.

“I am eager to explore my next challenge, and I believe that with the strong foundation we have put in place at Sonus, now is the right time to begin transitioning to new leadership,” continued Nottenburg.  “Sonus has a valuable portfolio of innovative products and solutions, strong customer relationships and some of the best employees in the business and I am confident that the Company is solidly positioned for its next phase of growth and development.  I look forward to continuing to lead Sonus until my successor is named and I am committed to working closely with the Board to help identify a new CEO and ensure a smooth transition.”

“Sonus’ Board is unanimous in its belief that Sonus is in the strong and dramatically improved position it is today as a result of Rich’s leadership,” said Howard Janzen, Chairman of the Board of Sonus.  “Over the last two years, Rich has implemented a focused strategy, accelerated product introduction, improved profitability and set the Company on a path to increased shareholder value.  Sonus today has the right plan and an outstanding team of hard working and dedicated employees in place to help drive the

Company’s continued growth and profitability.  The Board is committed to conducting a comprehensive search to identify the right candidate to serve as Sonus’ next CEO.”

Outlook Affirmed
The Company today reconfirmed its full year 2010 outlook, as provided on February 25, 2010 and reaffirmed on May 4, 2010.  Sonus continues to expect to achieve flat to low single digit percent revenue growth for the year and continues to see the opportunity to grow NBS product revenues faster than the market.  For 2010, gross margin is expected to be within the Company’s longer term target range of 58% to 62%, and total operating expenses are expected to be in the range of $142 to $146 million.
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About Sonus Networks
Sonus Networks Inc. is a leader in IP networking with proven expertise in delivering secure, reliable and scalable next generation infrastructure and subscriber solutions.  With customers in over 50 countries across the globe and over a decade of experience in transforming networks to IP, Sonus has enabled service providers and enterprises to capture and retain users and generate significant ROI.  Sonus products include media and signaling gateways, policy/routing servers, session border controllers and subscriber feature servers.  Sonus products are supported by a global services team with experience in design, deployment and maintenance of some of the world's largest and most complex IP networks. For more information visit http://www.sonusnet.com/.

This release may contain forward-looking statements regarding future events that involve risks and uncertainties.  Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results.  Readers are referred to Item 1A “Risk Factors” of Sonus’ Annual Report on Form 10-K for the year ended December 31, 2009 and Quarterly Report filed on Form 10-Q for the quarter ended March 31, 2010, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.  Any forward-looking statements represent Sonus’ views only as of today and should not be relied upon as representing Sonus’ views as of any subsequent date.  While Sonus may elect to update forward-looking statements at some point, Sonus specifically disclaims any obligation to do so, except as required by law.

Sonus is a registered trademark of Sonus Networks, Inc.  All other company and product names may be trademarks of the respective companies with which they are associated.

For more information, please contact:

Wayne Pastore 978-614-8291 wpastore@sonusnet.com	Fran Murphy 978-614-8148 fmurphy@sonusnet.com